Exhibit 18

                               CONSENT AND WAIVER

This Consent and Waiver is delivered by the undersigned in its capacity as a holder of 8.25% Series C Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), of XM Satellite Radio Holdings Inc., a Delaware corporation ("Holdings").

The undersigned hereby consents and agrees as follows for all purposes of
Section 7.3 of the certificate of designation governing the Series C Preferred Stock (the "Series C Certificate").

A. CONSENT TO OFFERING.

The Board of Directors of Holdings (the "Board") has authorized a public offering of such number of shares of Holdings' Class A Common Stock (including an over-allotment of up to 15% (the "Over-allotment")), as may be determined by the Pricing Committee of the Board, to be sold in a public offering and not to exceed a maximum of $203 million (the "Offering"). The undersigned consents to the Offering, including the Over-allotment, as required by Section 7.3(a)(v) of the Series C Certificate.

B. WAIVER OF REGISTRATION RIGHTS.

The undersigned is also a party to the Second Amended and Restated Registration Rights Agreement, dated as of January 28, 2003, by and among Holdings and the Investors listed therein (the "Registration Rights Agreement"), pursuant to which the undersigned has certain rights to effect a Piggyback Registration (as defined in the Registration Rights Agreement). The undersigned hereby consents to the amendment or waiver of the Registration Rights Agreement such that Holders (as defined in the Registration Rights Agreement) shall not have any right to cause a Piggyback Registration in connection with the Offering. The undersigned, however, does not waive its Piggyback Registration rights to have any of its Registrable Securities (as defined in the Registration Rights Agreement) included in any other issuances of securities, and the foregoing waiver shall lapse and become null and void if the Offering shall not have been completed on or before February 13, 2004.

C. EXTENSION OF PRIOR APPROVAL OF DSPP AND EXCHANGE TRANSACTIONS.

The Board of Directors of Holdings has previously authorized, and the holders of Series C Preferred Stock have previously approved, (i) the issuance of up to 20,000,000 shares (the "DSPP Shares") of Holdings' Class A Common Stock under Holdings' Direct Stock Purchase Plan described in a Prospectus dated May 6, 2003 filed by Holdings with the SEC (the "DSPP"), certain proceeds of which have been used to redeem Holdings' equity or convertible or other debt securities, and
(ii) the issuance of up to 20,000,000 shares of Class A Common Stock (the "Exchange Shares") in connection with potential exchange transactions as may be entered into from time to time with existing holders of Holdings' outstanding debt and convertible securities, subject to further approval of the Finance Committee of the Board (the "Finance Committee"), in each case on or prior to December 31, 2003.

In connection with the foregoing, the undersigned hereby consents to the amendment of its prior consent to extend the prior approval of the issuance of the DSPP Shares and the Exchange Shares, subject to the further approval of the Finance Committee (currently composed of Messrs. Parsons, Panero, Roberts, Perry and Hicks), and the use of proceeds from issuances of the DSPP Shares from time to time to redeem Holdings' equity or convertible or other debt securities to and including June 30, 2004.

D. APPROVAL OF REDEMPTION OF 7.75% CONVERTIBLE SUBORDINATED NOTES DUE 2006

Pursuant to the terms of its 7.75% Convertible Subordinated Notes due 2006 (the "7.75% Notes"), of which there is approximately $45.7 million in aggregate principal amount outstanding, Holdings may redeem the 7.75% Notes beginning on March 3, 2004. Immediately after the closing of the Offering, Holdings intends to send a notice of redemption to the holders of the 7.75% Notes and expects most, if not all, holders of 7.75% Notes to convert rather than redeem for cash.

Certain redemptions of "high yield" securities do not require the consent of the Series C holders, but for the avoidance of doubt, the undersigned hereby consents, for purposes of Section 7.3 of the Series C Certificate, to the redemption of the outstanding 7.75% Notes which are not converted following the notice referred to above, all in accordance with the terms of the 7.75% Notes.

E. APPROVAL OF AMENDMENT OF GM CREDIT FACILITY; PREPAYMENT OF GM NOTE

Holdings and its wholly owned subsidiary XM Satellite Radio Inc., a Delaware corporation ("XM"), are parties to that certain credit facility with General Motors Corporation ("GM"), dated as of January 28, 2003 (the "GM Credit Facility"), pursuant to which Holdings and XM may finance up to $100 million in payments owing under the GM distribution agreement. GM has agreed to amend the GM Credit Facility to: (i) permit Holdings and XM, at their option, to repay and reborrow under the facility; (ii) reduce the interest rate from a floating rate of 10% over LIBOR to a floating rate of 8% over LIBOR; (iii) change interest payment dates where necessary to have two semiannual payments in arrears that coincide with payment dates under other GM instruments and agreements (collectively, the "GM Credit Facility Amendment"). Holdings and XM also intend to prepay the $89,042,387 10% Senior Secured Convertible Note due 2009 (the "GM Note") issued by Holdings and XM and held by OnStar Corporation, a subsidiary of GM.

In connection with the foregoing, as required by Section 7.3 of the Series C Certificate, the undersigned hereby consents to the GM Credit Facility Amendment and (to the extent any approval is needed) prepayment of the GM Note at any time following effectiveness of the GM Credit Facility Amendment.

F.  MISCELLANEOUS

Holdings agrees, by countersigning this Consent, that:

      1. The Offering, including the Over-allotment, and the issuance of the DSPP Shares and the Exchange Shares are subject to the rights and preferences of the holders of Series C Preferred Stock set forth in the Series C Certificate, including, without limitation, any antidilution provisions.

      2. Any increase in the Offering shall be deemed to be part of the Offering for purposes of the 1% threshold in Section 4.2(f) of the Series C Certificate. Consequently, any such issuances at an implied or actual price below the then applicable conversion price of the Series C Preferred Stock will require a concurrent adjustment to such conversion price.

      3. Holdings shall pay the reasonable legal and accounting fees and expenses of the holders of Series C Preferred Stock incurred in connection with the Offering, issuances of the DSPP Shares and the Exchange Shares and this consent and the transactions contemplated hereby.

      4. Holdings has provided or is providing separately to the holders of Series C Preferred Stock an indicative calculation of the adjustment to the conversion price of the Series C Preferred Stock after taking into account hypothetical issuances of Additional DSPP Shares and Additional Exchange Shares and other cumulative dilutive issuances, based upon the assumptions set forth in such calculation (the "Pro Forma Calculation").

      5. Promptly after the end of any month in which there are issuances of DSPP Shares or Exchange Shares, Holdings shall deliver to the holders of Series C Preferred Stock a certificate of the calculation of the adjustment to the conversion price of the Series C Preferred Stock, if any, after taking into account such issuances, certified by Holdings' Chief Financial Officer, which calculation shall follow the same methodology as the Pro Forma Calculation. Nothing herein shall constitute any agreement by the holders of Series C Preferred Stock to the calculations set forth in such certificate. In addition, Holdings confirms its existing obligation to provide at least semiannually and whenever Holdings is required or otherwise makes a calculation of the adjustment to the conversion price of the Series C Preferred Stock, a certificate of the calculation of the adjustment to the conversion price of the Series C Preferred Stock, certified by Holdings' Chief Financial Officer, taking into account all dilutive issuances made prior to the date of such certificate notwithstanding the 1% threshold in Section 4.2(f) of the Series C Certificate.

      6. Whenever Holdings makes any calculation of the adjustment to the conversion price of the Series C Preferred Stock in connection with any issuances or other events triggering an adjustment, the calculation shall be made in such a way as to provide the maximum antidilution protection to holders of the Series C Preferred Stock to which they are entitled under the terms of the Series C Certificate.

      7. Holdings hereby represents that it has not granted (and will not grant, without obtaining further consent from the holders of the Series C Preferred Stock, by the vote specified in Section 7.3 of the Series C Certificate), directly or indirectly, any rights or made any concessions in connection with the Offering, or the DSPP or the proposed issuances thereunder or in exchange transactions, to any of its shareholders, that are more favorable or could be deemed to be more favorable than those received by the undersigned. Holdings understands that the undersigned is relying on this representation in executing this Consent.

Name of Holder:                   Number of Shares of Series C Preferred Stock

American Honda Motor Co., Inc.                   50,000


Dated as of January 13, 2004


AMERICAN HONDA MOTOR CO., INC.



By: /s/ Thomas G. Elliot
   ---------------------------
    Thomas G. Elliott
    Executive Vice President


ACKNOWLEDGED:

XM SATELLITE RADIO HOLDINGS INC.



By: /s/ Joseph M. Titlebaum
   ---------------------------
Name:   Joseph M. Titlebaum
Title:  Executive Vice President